CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 29, 2017, relating to the financial statements and financial highlights of Angel Oak Funds Trust, comprising Angel Oak Flexible Income Fund, Angel Oak Multi-Strategy Income Fund, and Angel Oak High Yield Opportunities Fund, for the year ended January 31, 2017, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Cleveland, Ohio
May 31, 2017